Exhibit 15.1
Deloitte Accountants B.V.
Flight Forum 1
5657 DA Eindhoven
P.O. Box 782
5600 AT Eindhoven
The Netherlands
Tel: +31 (40) 2345000
Fax: +31 (40) 2345407
www.deloitte.nl
ASML Holding N.V.
De Run 6501
5504 DR Veldhoven

Date January 26, 2007	From J.G.C.M. Buné
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference, in the following Registration Statements on Form S-8 (Nos. 333-13332, 333-109154, 333-105600, 333-116337, 333-126340 and 333-136362) and in the related Prospectuses, of our report dated January 26, 2007, relating to the financial statements of ASML Holding N.V. (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2006.
/s/ Deloitte Accountants B.V.
ASML ANNUAL REPORT 2006
F- 46